Exhibit 10.1

October 4, 2019

Phillip A. Gobe

2126 Bolsover St.

Houston, TX 77005

Dear Phillip:

This letter memorializes the terms of your role as Executive Chairman (“Executive Chairman”) of the Board of Directors (the “Board”) of ProPetro Holding Corp. (the “Company”), effective as of October 3, 2019 (the “Effective Date”).

As of the Effective Date, you will become employed by the Company or one of its direct and indirect subsidiaries (the Company and its subsidiaries and affiliates are collectively referred to as the “Company Group”).  Your duties and responsibilities as Executive Chairman will be determined from time to time by the Board, and you will report to the Board.  During the period in which you serve as the Executive Chairman (the “Term”), you will also be designated as the Company’s principal executive officer, and in such capacity, you will be responsible for providing certifications containing representations regarding the Company’s periodic reports filed with the Securities and Exchange Commission in accordance with applicable securities laws. In addition, each of the Company’s executive officers will report to you, with the exception of the Company’s Chief Operating Officer and the Chief Administrative Officer, who will each report to the Chief Executive Officer.

During the Term, you will receive an annualized base salary of $450,000 (“Base Salary”), less applicable taxes and other withholdings, payable in accordance with the Company’s payroll practices in effect from time to time. Beginning in 2020, you will be eligible to earn an annual cash bonus (“Annual Bonus”) with a target value of 60% of your Base Salary for each complete calendar year that you are employed by the Company.  Notwithstanding the foregoing, you will be eligible to receive a pro rata bonus for the portion of the 2019 calendar year that you are employed by the Company (the “2019 Bonus”).  The amount of the Annual Bonus for any given calendar year and the 2019 Bonus actually paid to you remains subject to the terms and conditions of the ProPetro Holding Corp. Senior Executive Incentive Bonus Plan, as in effect from time to time and the attainment of the applicable performance targets, as determined by the Board (or a committee thereof) annually, in its sole discretion.  Each Annual Bonus (and the 2019 Bonus), if any, will be paid to you as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable year have been achieved, but in no event later than March 15 following the end of the year for which the bonus was earned (the “Bonus Year”).  No Annual Bonus (or the 2019 Bonus), if any will be payable for any Bonus Year unless you remain continuously employed by the Company from the Effective Date through December 31 of the applicable Bonus Year.

Subject to approval by the Board (or a committee thereof), for the 2020 calendar year, you will be eligible to receive an award under the ProPetro Holding Corp. 2017 Incentive Award Plan (the “Incentive Plan”) with a grant date target value of approximately $637,500, which we expect will consist 50% of time-based restricted stock units (“RSUs”) and 50% of performance share units

(“PSUs”), in each case, subject your continued employment with the Company or its affiliates through the relevant date of grant and the terms and conditions of the Incentive Plan and the applicable award agreements.  For the 2019 calendar year, you will be eligible to receive a prorated equity award under the Incentive Plan with a grant date target value of approximately $159,375 based on the portion of the year during which you are employed by the Company as Executive Chairman (the “Top-Up Award”). We expect that the Top-Up Award will consist 50% of RSUs and 50% of PSUs and will be granted in connection with your appointment as Executive Chairman.  During the Term, you will not be eligible to receive any additional compensation for your service as a member of the Board.

Your employment is not for a specific term and is terminable at-will.  By signing below you acknowledge that nothing in this letter will be construed in any way to limit the right of the Company to terminate your employment, with or without cause, or for you to terminate your employment with the Company, with or without reason, nor will this letter limit the rights of the stockholders of the Company under the Company’s Bylaws.  Upon a termination of your employment, you will not be eligible for any severance pay or other severance benefits, regardless of the reason for such termination of your employment. During the Term, you will be expected to comply with all of the Company’s policies and procedures in effect from time to time.

You expressly promise to abide by all obligations to all other current or former employers and other third parties in the course of performing your services for the Company.  In addition, you promise that you will not provide the Company with any confidential, proprietary or legally protected information belonging to any current or former employer or other third party and in no circumstances will you use or disclose such information in the course of your employment with the Company.  If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your current or former employer(s) before removing or copying the documents or information.

Your employment is subject to your entry into, and agreement to abide by the terms of, the enclosed Confidentiality Agreement.

We look forward to your contributions to the Company as Executive Chairman. Please indicate your agreement with the foregoing by signing and dating below and returning an executed copy of this letter to me.

[Signature Page to Follow]

PROPETRO HOLDING CORP.

		By:	/s/ Dale Redman
Name: Dale Redman
Title: Chief Executive Officer

AGREED AND ACKNOWLEDGED:

/s/ Phillip A. Gobe
Phillip A. Gobe
Date:	October 4, 2019

SIGNATURE PAGE TO

LETTER AGREEMENT WITH PHILLIP A. GOBE